Exhibit 99.1

From:  DRYCLEAN USA. Inc.
            290 NE 68 Street
            Miami, FL 33138
            Michael Steiner (305) 754-4551
            Venerando Indelicato (813) 814-0722

FOR IMMEDIATE RELEASE

DRYCLEAN USA, INC. DECLARES SEMI-ANNUAL DIVIDEND

Miami, FL - March 31, 2006 - DRYCLEAN USA, Inc. (AMEX:DCU) today announced that the Board of Directors declared a $.04 per share semi-annual dividend, payable on May 1, 2006 to shareholders of record on April 14, 2006.

Venerando J. Indelicato, Chief Financial Officer of DRYCLEAN USA Inc., stated: "Our cash flow continues to be strong which enabled the Board of Directors to declare a $.04 per share semi-annual dividend, bringing the annual rate to $.08 per share, an increase of $.005 per share over the previous fiscal year on an annualized basis."

DRYCLEAN USA, Inc. through its subsidiaries is one of the nation's leading distributors of industrial laundry, dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry, currently consisting of over 400 franchised and license stores in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning such factors are discussed in Company reports filed with the Securities and Exchange Commission.